UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
August 2, 2022

SSR Mining Inc.
(Exact name of Registrant as Specified in Its Charter)

British Columbia
(State or Other Jurisdiction of Incorporation)

001-35455
(Commission File Number)

98-0211014
(I.R.S. Employer Identification No.)

6900 E. Layton Ave., Suite 1300, Denver, Colorado USA 80237
(Address of principal executive offices) (zip code)

(303) 292-1299
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares without par value	SSRM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2022, SSR Mining Inc. (the “Company”) issued a news release announcing the restructuring of the Chief Operating Officer role into two Executive Vice President positions, with one focused on Growth and Innovation and the second focused on Operations and Sustainability. In connection with the restructuring of the Chief Operating Officer role, John Ebbett, age 41, currently Vice President, Project Development of the Company, has been promoted to Executive Vice President, Growth and Innovation, effective as of August 1, 2022. The recruitment process is well advanced for the new Executive Vice President, Operations and Sustainability. Stewart Beckman, the Company’s Chief Operating Officer, will remain with the Company through December 15, 2022 (the “Separation Date”). Mr. Beckman will be returning to Australia and will be available on an advisory basis to the Company through 2023 to assure a smooth transition. Mr. Beckman has entered into a transition agreement (the “Transition Agreement”) with the Company, which is described below, dated August 1, 2022.

Mr. Beckman’s Transition Agreement provides that, in addition to the pro rata vesting of Mr. Beckman’s outstanding unvested equity grants pursuant to the applicable equity plan documents and the vesting schedule set forth in Mr. Beckman’s employment agreement with the Company, Mr. Beckman’s unvested restricted share units and performance share units will vest on the Separation Date. Performance share units granted in 2020 will be redeemed based on actual performance as determined in March 2023 and all other remaining performance share units will be redeemed based on target performance. Pursuant to the Transition Agreement, Mr. Beckman’s compensation will otherwise remain unchanged. The foregoing description of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2022.

Mr. Ebbett joined the Company in his current position in September 2020. Prior to joining the Company, Mr. Ebbett was the Vice President of Project Development at Ausenco Limited, a multinational engineering and construction management provider to the energy and resources sector, from August 2019 to September 2020. Mr. Ebbett was a Project Director with Alacer Gold, which was acquired by the Company in September 2020, from October 2014 to July 2019 where he led the construction of the Ҫöpler Sulfide Plant. Prior to Alacer Gold, he held various project development roles with Newcrest Mining Limited beginning in June 2010.

The Company entered into an employment agreement (the “Employment Agreement”) with Mr. Ebbett, effective August 1, 2022, which is substantially similar to the employment agreements entered into by other executive officers. The Employment Agreement provides that Mr. Ebbett will receive an annual base salary of $400,000, subject to annual review, and he will be eligible to receive annual incentive compensation with a target amount of 75% of his base salary and a maximum opportunity of 150% of base salary. In addition, the Employment Agreement provides that Mr. Ebbett will be eligible for an annual long-term incentive award with a target value of 150% of base salary. In the event that Mr. Ebbett’s employment is terminated by the Company without “cause” or by Mr. Ebbett with “good reason” (each as defined in the Employment Agreement), Mr. Ebbett will be entitled to, subject to certain conditions, (a) a pro rata bonus annual based on the average bonus paid to Mr. Ebbett over the previous two years (or his target bonus in the absence of two years of bonus history), (b) a lump sum payment equal to two times his base salary and bonus (based on the average bonus paid to Mr. Ebbett over the previous two years or his target bonus in the absence of two years of bonus history) and (c) continued participation in the Company’s benefit plans for 24 months following his termination (or, if earlier, the date Mr. Ebbett becomes eligible for substantially similar benefits under a benefit plan of a different employer). In the event that the above-described termination of Mr. Ebbett’s employment is within 12 months of a change in control, Mr. Ebbett will also receive accelerated vesting of any outstanding equity awards held by him at the time his employment terminates.

The Employment Agreement contains certain restrictive covenants, including confidentiality of information, non-competition, non-solicitation of employees and non-disparagement covenants.

Mr. Ebbett is not party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Mr. Ebbett and any director, executive officer or person nominated or chosen by the Company to become a director or officer of the Company. There are no arrangements or understandings between

Mr. Ebbett and any person, including any officer or director of the Company, pursuant to which Mr. Ebbett was selected to serve as Executive Vice President, Growth and Innovation.

A copy of the news release announcing Mr. Beckman’s transition and Mr. Ebbett’s appointment is filed as Exhibit 99.1 to this report and incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	News Release, dated August 2, 2022, announcing restructuring of executive team.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SSR Mining Inc.

By:	/s/ Michael J. Sparks
Name:	Michael. J. Sparks
Title:	Executive Vice President and Chief Legal & Administrative Officer

Dated: August 2, 2022